Exhibit 99.1

Contact:

Sylvia Wheeler

VP, Investor Relations & Corporate Affairs

650-421-9504

IR@relypsa.com

RELYPSA ANNOUNCES THIRD QUARTER 2014 FINANCIAL RESULTS

REDWOOD CITY, Calif., November 10, 2014 — Relypsa, Inc. (Nasdaq: RLYP), a biopharmaceutical company, today reported financial results for the third quarter ended September 30, 2014. Net loss for the third quarter 2014 was $19.4 million, or $0.57 per share, compared to $25.6 million, or $79.91 per share, for the comparable period in 2013.

Cash, cash equivalents and investments totaled $143.8 million at September 30, 2014, compared to $94.8 million at December 31, 2013. Shares outstanding as of September 30, 2014 were 34.2 million.

“We are very pleased with the significant progress and accomplishment of key milestones we’ve made since the beginning of the year, the most recent of which was the submission of our New Drug Application for Patiromer for Oral Suspension to the FDA in October,” said John A. Orwin, president and chief executive officer of Relypsa. “Looking forward, the regulatory review process and preparing for potential commercial launch are our highest priorities.”

Research and development expenses for the third quarter of 2014 were $11.6 million, compared to $12.2 million for the comparable period in 2013. This decrease was primarily due to expense incurred during the 2013 period related to Relypsa’s pivotal Phase 3 and 52-week Phase 2 clinical trials of Patiromer for Oral Suspension, or Patiromer FOS that completed during 2013, partially offset by increases in personnel expenses and activities related to the manufacture of commercial supply.

General and administrative expenses for the third quarter of 2014 were $7.3 million, compared to $2.7 million for the comparable period in 2013. This increase was primarily due to an increase in personnel expenses to support Relypsa’s expanding operations and an increase in commercial and marketing activities in preparation for a potential commercial launch of Patiromer FOS.

Interest and other income (expense), net for the third quarter of 2014 was $17,000, compared to $10.4 million expense for the comparable period in 2013. This increase was primarily due to a $10.4 million charge during the 2013 period related to the revaluation of warrants to purchase Relypsa’s preferred stock that were exercised in conjunction with Relypsa’s initial public offering in November 2013.

About Relypsa, Inc.

Relypsa, Inc. is a biopharmaceutical company focused on the development and commercialization of non-absorbed polymeric drugs to treat disorders in the areas of renal, cardiovascular and metabolic diseases. The company has submitted a New Drug Application to the U.S. Food and Drug Administration seeking approval to market Patiromer for Oral Suspension for the treatment of hyperkalemia, a serious condition defined as abnormally elevated levels of potassium in the blood. Relypsa has global royalty-free commercialization rights to Patiromer for Oral Suspension, which has intellectual property protection in the U.S. until at least 2030. More information is available at www.relypsa.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Relypsa, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing of potential FDA approval of Patiromer FOS, the potential for Patiromer FOS to be made available to hyperkalemia patients and the potential commercial launch. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development program, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of the company’s regulatory filings, the company’s substantial dependence on Patiromer FOS, the company’s commercialization plans and efforts and other matters that could affect the availability or commercial potential of Patiromer FOS. Relypsa undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Relypsa’s current and future reports filed with the U.S. Securities and Exchange Commission, or SEC, including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

-see attached financial tables-

Relypsa, Inc.

Statement of Operations Data

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$11,647	$12,158	$33,631	$48,057
General and administrative	7,311	2,685	17,428	8,208

Total operating expenses	18,958	14,843	51,059	56,265

Loss from operations	(18,958)	(14,843)	(51,059)	(56,265)
Interest and other income (expense), net	17	(10,382)	80	(14,795)
Interest expense	(494)	(410)	(1,262)	(1,046)

Net loss	$(19,435)	$(25,635)	$(52,241)	$(72,106)

Net loss per share, basic and diluted	$(0.57)	$(79.91)	$(1.62)	$(229.40)

Weighted average common shares used to compute net loss per share, basic and diluted	34,064,780	320,802	32,321,477	314,321

Relypsa, Inc.

Condensed Balance Sheet Data

(In thousands)

	September 30, 2014	December 31, 2013 (1)
	(unaudited)
Cash, cash equivalents and investments	$143,798	$94,759
Working capital	$124,999	$78,828
Total assets	$155,858	$106,031
Stockholders’ equity	$125,204	$74,850

(1)	Derived from the audited financial statements

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